EXHIBIT 99.1

Investor Relations Contact: Brian Ritchie – FTI Consulting 212-850-5683 brian.ritchie@fticonsulting.com

Media Contact: Irma Gomez-Dib – FTI Consulting 212-850-5761 irma.gomez-dib@fticonsulting.com

Press Release

INSMED SECURES $20 MILLION LOAN AGREEMENT WITH
HERCULES TECHNOLOGY GROWTH CAPITAL

Monmouth Junction, N.J. – July 2, 2012 - Insmed Incorporated (Nasdaq CM: INSM), a biopharmaceutical company focused on developing inhaled therapeutics for serious diseases of the lung, today announced that it has entered into a loan agreement with Hercules Technology Growth Capital, Inc. (NYSE: HTGC), a leader in customized debt financing for companies in life sciences and technology-related markets. Hercules will provide Insmed with access to a term loan of up to $20 million.

“We project that this loan agreement will extend our cash runway well into 2014,” said Timothy Whitten, President and Chief Executive Officer of Insmed.  “Our focus remains on the timely generation of top-line data from our three prioritized ARIKACE® studies, the CLEAR-108 phase 3 study in cystic fibrosis patients who have pseudomonas lung infections, the TARGET-NTM phase 2 clinical trial for patients who have non-TB Mycobacteria lung infections and the nine month dog toxicity study, all of which are expected to be announced over the course of 2013 as previously outlined.”

The first $10 million of the term loan was funded at closing, and is repayable in installments over forty-two months including an initial interest-only period of twelve months after closing.  The interest only period is extendable to December 31, 2013, contingent upon completion of certain ARIKACE-related development milestones. Pursuant to the loan agreement, Insmed issued Hercules a warrant to purchase 329,932 shares of Insmed common stock at an exercise price of $2.94 per share. The remaining $10 million of the term loan is available at Insmed’s option throughout the availability period, which ends on December 31, 2012.  Further information with respect to the loan agreement with Hercules is contained in a Current Report on Form 8-K filed today by Insmed with the Securities and Exchange Commission.

About Insmed

Insmed Incorporated is a biopharmaceutical company focused on the development of innovative inhaled pharmaceuticals for the site-specific treatment of serious lung diseases.  Insmed’s primary focus is on the development of inhaled antibiotic therapy delivered via proprietary advanced liposomal pulmonary technology in areas of high unmet need.  For more information, please visit http://www.insmed.com.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital (NYSE: HTGC) is a specialty finance firm providing customized loans to public and private technology-related companies, including clean technology, life science and select lower middle market technology companies at all stages of development. Since inception, Hercules has committed more than $2.8 billion to over 200 companies and is the lender of choice for entrepreneurs, venture capital and private equity firms seeking ideal, customized growth capital financing at all stages of a company's development to accelerate business growth and reach the next critical milestone. Hercules common stock trades on the NYSE under the ticker symbol "HTGC". In addition, the Company's 7.00% Senior Notes due 2019 trade on the NYSE under the symbol "HTGZ". For more information please visit info@htgc.com, or call 650-289-3060.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to our financial position, our estimates regarding our capital requirements and our needs for additional financing, our ability to access additional funds under the Hercules loan agreement, results of operations, the status and the results of pre-clinical studies and clinical trials and pre-clinical and clinical data described herein, the timing of and costs associated with pre-clinical studies and clinical trials, the development of our products, our estimates of the size of the potential markets for our product candidates, and the business strategies, plans and objectives of management, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  Our results may be affected by such factors as the receipt and timing of U.S. Food and Drug Administration and other regulatory reviews and approvals, if at all, competitive developments affecting our product development, delays in product development or clinical trials, and patent disputes involving currently developing products.  The risks and uncertainties include, without limitation, we may experience unexpected regulatory actions, delays or requests, our future clinical trials may not be successful, we may be unsuccessful in developing our product candidates or receiving necessary regulatory approvals, we may experience delays in our product development or clinical trials, our product candidates may not prove to be commercially successful, our expenses may be higher than anticipated, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.  Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.